U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                       FORM 4

                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                      Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
               of the Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person* Last, First, Middle: Deutsche Bank AG
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 Street:   Taunusanlage 12
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 City, State, Zip:  60325 Frankfurt am Main Germany
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2. Issuer Name and Ticker or Trading Symbol Worldcom, Inc. ( MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year February, 2003
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
 (     ) Director                   (    ) 10% Owner
 (     ) Officer (give title below) (  X ) Other (specify below)**
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7. Individual or Joint/Group Filing (Check Applicable Line)
( X ) Form filed by One Reporting Person
(   ) Form filed by More than One Reporting Person
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o If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).

** Former 10% holder



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


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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
--- ---------------- ------------ ------------ ----------------------------------- ------------------ ---------------- -------------
    1. Title of      2.           3.           4. Securities Acquired (A) or       5. Amount of       6. Ownership     7. Nature of
    Security         Transaction  Transaction  Disposed of (D) (Instr. 3, 4 and 5) Securities         Form: Direct (D)  Indirect
    (Instr. 3)       Date         Code  (Instr                                     Beneficially Owned or Indirect (I)   Bemeficial
                     (Month/Day/  8)                                               at End of Month    (Instr. 4)        Ownership
                     Year)                                                         (Instr. 3 and 4)                     (Instr. 4)
--- ---------------- ------------ ------------ ----------------------------------- ------------------ ---------------- -------------
--- ---------------- ------------ -------- --- ---------------- --------- -------- ------------------ ---------------- -------------
                                  Code     V   Amount           (A) or    Price
                                                                (D)
--- ---------------- ------------ -------- --- ---------------- --------- -------- ------------------ ---------------- -------------
--- ---------------- ------------ -------- --- ---------------- --------- -------- ------------------ ---------------- -------------
(1) MCI Group        2/10/03      S            100,000          D         $ 0.20   11,895,471         D
    Common Stock,
    $0.01 Par Value
--- ---------------- ------------ -------- --- ---------------- --------- -------- ------------------ ---------------- -------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.



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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
--- ---------- ---------- ------------ --------- ----------- -------------- ----------- ---------- ------------ -------------- ----
   1.Title of 2.         3.           4.         5.Number of 6. Date        7.Title and 8.Price   9.Number   10.Ownership    11.
   Derivative Conversion Transaction  Transaction Derivative Exercisable and Amount of   of        of           Form of    Nature of
   Security   or         Date (Month/ Code        Securities Expiration Date Underlying Derivative Derivative   Derivative  Indirect
   (Instr. 3) Exercise   Day/Year)   (Instr. 8) Acquired (A)(Month/Day/Year) Securities Security  Securities   Security:  Beneficial
              Price of                           or Disposed                 Instr. 3  (Instr.5) Beneficially  Direct(D)or Ownership
              Derivative                         of (D)(Instr.               and 4)               Owned at     Indirect(I) (Instr.4)
              Security                           3, 4 and 5)                                      End of       (Instr.4)
                                                                                                  Month
                                                                                                  (Instr.4)
--- ---------- ---------- ------------ -------- --------- --------------- ---------------- ------- ------------ -------------- -----
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
                                       Code   V (A)  (D)  Date            Title Amount
                                                          Exer-   Expir-        or
                                                          cisable ation         Number
                                                                  Date          of Shares
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
(1)
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
(2)
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
(3)
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----

--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----
--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----

--- ---------- ---------- ------------ ---- --- --- ----- -------- ------ ----- ---------- ------- ------------ -------------- -----


Deutsche Bank AG.



By:
     Name: Jeffrey A. Ruiz        Date 2-11-03
     Title:Vice President







         By:
Name:    Margaret M. Adams           Date 2-11-03
Title:   Director